EXHIBIT 99.1
KINDER MORGAN ANNOUNCES 2018 FINANCIAL EXPECTATIONS

HOUSTON, Dec. 4, 2017 - Kinder Morgan, Inc. (NYSE: KMI) today announced its preliminary 2018 financial projections. “Through three tough years for the energy sector, our business has proven robust and resilient,” said Steve Kean, KMI President and CEO. “For 2018, we expect to generate $4.57 billion of distributable cash flow (DCF).”
Below is a summary of KMI’s expectations for 2018:

•
Generate $2.05 DCF per share and $7.5 billion of Adjusted EBITDA, up 3 percent and 4.5 percent, respectively, compared to 2017, primarily due to projects placed into service during 2017 and 2018. Generating that level of DCF, after covering the planned 2018 dividend and budgeted discretionary spend (both discussed below) will leave in excess of $500 million to invest in additional high return projects or to repurchase shares.

•
Enhance shareholder value in 2018 through the previously-announced dividend increase. As first stated in KMI’s second quarter 2017 earnings release, KMI expects to increase the dividend per common share to $0.80 per share in 2018 ($0.20 per share for Q1 2018), a 60 percent increase from the expected 2017 dividend. KMI also continues to expect to increase that dividend to $1.00 per share in 2019 and to $1.25 per share in 2020, a growth rate of 25 percent annually.

•	Maintain a solid investment grade rating and end 2018 with a Net Debt-to-Adjusted EBITDA ratio of 5.1 times.

•
Invest $2.2 billion on expansion projects and other discretionary spending in 2018, excluding growth capital and discretionary spending by Kinder Morgan Canada Limited, which is a self-funding entity. While KMI’s announced Gulf Coast Express project is not yet included in the company’s backlog, the budget does include an estimate of KMI’s share of 2018 spend on that project. As in previous years, KMI’s discretionary spending will be funded with excess, internally generated cash flow, with no need to access equity markets during 2018.

•
Further enhance shareholder value through the previously-announced $2 billion share buy-back program that was to begin in 2018. KMI’s Board of Directors has authorized the program to begin in December 2017. At current share prices, fully exercising the program would result in the buy-back of approximately 5 percent of KMI’s outstanding shares. Repurchases may be made by KMI from time to time in open-market or privately-negotiated transactions, including the potential use of 10b5-1 programs, as permitted by securities laws and other legal requirements, and subject to market conditions and other factors. Under the repurchase program, there is no time limit for share repurchases, nor is there a minimum number of shares KMI intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice.

•
In order to prudently manage shareholder capital, the 2018 budget assumes Trans Mountain Expansion Project (TMEP) spending in the first part of 2018 is a “primarily permitting” strategy focused on advancing the permitting process, rather than spending at full construction levels, until KML has greater clarity on key permits, approvals and judicial reviews. We previously announced a potential delay to project completion of nine months (to September 2020) due primarily to the time required to file for, process and obtain necessary permits and regulatory approvals. Potential mitigation measures require obtaining greater clarity early in 2018 with respect to key permits, approvals and judicial reviews and continued planning with TMEP contractors to assess options to start or accelerate work in certain areas.

◦
Construction delays entail increased costs due to a variety of factors including extended personnel, equipment and facilities charges, storage charges for unused material and equipment, extended debt service, and inflation, among others. Because those costs are highly uncertain at this stage of the project and the extent of a delay, if any, is currently unknown, Trans Mountain is not updating its cost estimate at this time.

◦
In order to help achieve the necessary clarity with respect to permits and approvals, Trans Mountain has filed motions with the National Energy Board (NEB) to resolve existing delays and to establish an NEB process that will backstop provincial and municipal processes in a fair, transparent and expedited fashion. As stated in a November 14, 2017 motion presented to the NEB, “it is critical for Trans Mountain to have certainty that once started, the Project can confidently be completed on schedule.” If uncertainty around permitting and judicial processes extends further into 2018, TMEP would expect to reduce its 2018 budgeted spend and the previously announced unmitigated delay to a September 2020 in-service date could extend beyond September 2020. Further, as stated in the November 14 motion, if TMEP continues to be “faced with unreasonable regulatory risks due to a lack of clear processes to secure necessary permits . . . it may become untenable for Trans Mountain’s shareholders . . . to proceed.”

•
KMI does not provide budgeted net income attributable to common stockholders (the GAAP financial measure most directly comparable to the non-GAAP financial measures distributable cash flow and Adjusted EBITDA) due to the impracticality of quantifying certain amounts required by GAAP such as ineffectiveness on commodity, interest rate and foreign currency hedges, unrealized gains and losses on derivatives marked to market, and potential changes in estimates for certain contingent liabilities.

KMI’s expectations assume average annual prices for West Texas Intermediate (WTI) crude oil and Henry Hub natural gas of $56.50 per barrel and $3.00 per MMBtu, respectively,

consistent with forward pricing during the budget process. The vast majority of cash generated by KMI is fee-based and therefore is not directly exposed to commodity prices. The primary area where KMI has commodity price sensitivity is in its CO2 segment, where KMI hedges the majority of its next 12 months of oil production to minimize this sensitivity. For 2018, the company estimates that every $1 per barrel change in the average WTI crude oil price impacts DCF flow by approximately $9 million and each $0.10 per MMBtu change in the price of natural gas impacts DCF by approximately $1 million.
The KMI Board of Directors will review the 2018 budget for approval at the January board meeting and the budget will be discussed in detail by management during the company’s annual analyst meeting to be held on January 24, 2018, in Houston, Texas. Kinder Morgan remains committed to transparency and will continue to publish its budget on the company’s website, www.kindermorgan.com. The 2018 budget will be the standard by which KMI measures its performance next year and will be a factor in determining employee compensation.
Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. It owns an interest in or operates approximately 84,000 miles of pipelines and 155 terminals. KMI’s pipelines transport natural gas, refined petroleum products, crude oil, condensate, CO2 and other products, and its terminals transload and store petroleum products, ethanol and chemicals, and handle steel, petroleum coke, and other products. It is also a leading producer of CO2 that we and others use for enhanced oil recovery projects primarily in the Permian basin. For more information please visit www.kindermorgan.com.
Non-GAAP Financial Measures
The non-generally accepted accounting principles (non-GAAP) financial measures of distributable cash flow (DCF), both in the aggregate and per share, and Adjusted EBITDA are presented herein.
Certain Items, as used to calculate our Non-GAAP measures, are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact (e.g., asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (e.g., certain legal settlements, hurricane impacts and casualty losses).

DCF is calculated by adjusting net income available to common stockholders before Certain Items for DD&A, total book and cash taxes, sustaining capital expenditures and other items. DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and to measure and estimate the ability of our assets to generate cash earnings after servicing our debt and preferred stock dividends, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as common stock dividends, stock repurchases, retirement of debt, or expansion capital expenditures. We believe the GAAP measure most directly comparable to DCF is net income available to common stockholders. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends.
Adjusted EBITDA is calculated by adjusting net income before interest expense, taxes, and DD&A (EBITDA) for Certain Items, noncontrolling interests before Certain Items, and KMI’s share of certain equity investees’ DD&A and book taxes. Adjusted EBITDA is useful to management and external users to evaluate, in conjunction with our net debt, certain leverage metrics. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income available to common stockholders.
Our non-GAAP measures should not be considered alternatives to GAAP net income or other GAAP measures and have important limitations as analytical tools. Our computations of non-GAAP measures may differ from similarly titled measures used by others. You should not consider these non-GAAP measures in isolation or as substitutes for an analysis of our results as reported under GAAP. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Important Information Relating to Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. Generally the words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere) and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(713) 369-9490
(713) 369-9407	km_ir@kindermorgan.com
dave_conover@kindermorgan.com	www.kindermorgan.com

5